Exhibit 99

         HeritageBank of the South Names Three New Directors

    ALBANY, Ga.--(BUSINESS WIRE)--Dec. 21, 2006--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that the Bank has named three new directors to serve on the Bank's Board: Edward Cassity, James H. Moore, III, and Hubert F. Scott, Jr. Cassity replaces Charles O. Williams, who retired from the Bank's Board in March of 2006; Moore and Scott replace J. Keith Land and J. Lee Stanley, who resigned from the Bank's Board but who still serve as members of the Board of Directors of Heritage Financial Group.

    Cassity retired from the United States Marine Corp at the rank of Major General after more than 33 years of service. He was Commander of Marine Corps Logistics Bases immediately prior to his retirement. Subsequently, he served as Senior Vice President, Chief Strategy Officer for Phoebe Putney Health System. Cassity received a Bachelor of Science degree from East Tennessee State University and a Masters in Business Administration from Rider University. He is an Honor Graduate of the Marine Corps Command and Staff College and a Distinguished Graduate of the National Defense University. He has served in leadership positions in numerous civic and professional organizations in the community, including Albany-Dougherty Camber of Commerce, Leadership Albany, Albany Rotary Club, Darton College Foundation, The Salvation Army, and First Tee of Albany.

    Moore is managing partner of Moore, Clarke, DuVall & Rodgers, P.C., a law firm based in Albany, Georgia, where he also serves as chairman of the firm's Commercial, Banking and Business Law Group. Moore is a member of the Executive Committee and past President of the Albany YMCA, Chairman of the Board of Directors of the Consumer Credit counseling Service of Southwest Georgia, member of the Executive Committee and past president of the Dougherty County Bar Association, member of the Board of Directors of the Bank Counsel Section of the Georgia Bankers Association, and member of the Albany Rotary Club and Albany Chamber of Commerce. He received undergraduate degrees in business and agriculture economics from Abraham Baldwin College and the University of Georgia and also is a graduate of the University of the Georgia School of Law.

    Scott, an Albany native and former banker, is currently involved in real estate investments and property management. He began his banking career with C&S Bank in 1977 and joined SunTrust Bank in 1996 as Senior Vice President of the Commercial Banking Department. Scott earned a Bachelor of Science degree in Business Administration from Georgia Southwestern University.

    Commenting on the Bank's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased that Ed Cassity, Jim Moore and Bubba Scott have agreed to join our Bank's Board of Directors. These gentlemen bring to HeritageBank of the South considerable community knowledge and individually unique perspectives on business and industry. I am confident that their appointments to this board will enhance our service to customers across our markets, make us more responsive to the needs of our community, and strengthen the Bank's leadership to help support our future growth."

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of September 30, 2006, Heritage Financial Group reported total assets of approximately $381 million and total stockholders' equity of approximately $68 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and this statement is included for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect financial results, is included in the Company's other filings with the SEC.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, Vice President, Controller and Director of Investor Relations
             229-878-3370